Exhibit 11

                     CTC COMMUNICATIONS CORP.
       STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
              (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                         Three Months Ended
                                                    June 30,            June 30,
                                                      1997                1996
                                                  -------------       -------------
PRIMARY
Average shares outstanding                               9,757        $      9,585

Net effect of stock options, if dilutive,
  based on the treasury stock method
  using the average market price                           954               1,396
                                                  -------------       -------------
                                 Total                  10,711              10,981

Net income                                        $      1,374        $      1,194
                                                  -------------       -------------
Net income per share                              $       0.13                0.11
                                                  -------------       -------------
FULLY DILUTED

Average shares outstanding                               9,757        $      9,585

Net effect of stock options, if dilutive,
  based on the treasury stock method
  using the period-end market price                      1,056               1,396
                                                  -------------       -------------
                                 Total                  10,813              10,981

Net income                                        $      1,374        $      1,194
                                                  -------------       -------------
Net income per share                              $       0.13                0.11
                                                  -------------       -------------